UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2017

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Invesco Ltd.
(Exact name of registrant as specified in its charter)

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Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  

Item 1.01 Entry Into a Material Definitive Agreement

On August 11, 2017, Invesco Ltd. (the "Company") and its indirect subsidiary Invesco Finance PLC (the "Borrower") entered into a five-year unsecured $1.5 billion Fourth Amended and Restated Credit Agreement (the "Credit Agreement") with a syndicate of banks, financial institutions and other institutional lenders named therein, including Bank of America, N.A., as administrative agent. The obligations of the Borrower under the Credit Agreement are guaranteed by the Company.

The Credit Agreement amends and restates an existing $1.25 billion Third Amended and Restated Credit Agreement, dated as of August 7, 2015 (the "Prior Credit Agreement") entered into by the Company and the Borrower. The Prior Credit Agreement was scheduled to expire on August 7, 2020. No prepayment fees were incurred in connection with the amendment and restatement of the Prior Credit Agreement.

Amounts borrowed under the Credit Agreement are repayable at maturity on August 11, 2022. The proceeds of the Credit Agreement are to be used for working capital, capital expenditures, general corporate purposes and all other lawful purposes. Under certain conditions, the Borrower may elect to increase the aggregate principal amount of commitments under the Credit Agreement to a maximum amount of $2 billion. None of the lenders under the Credit Agreement are obligated to provide such additional commitments to the Borrower.

Borrowings under the Credit Agreement will bear interest at (i) LIBOR for specified interest periods or (ii) a floating base rate (based upon the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) LIBOR for an interest period of one month plus 1.00%), plus, in either case, an applicable margin determined with reference to the higher of the available credit ratings of the Company or the Borrower. Based on the current credit rating of the Company, the applicable margin for LIBOR-based loans would be 1.00% and for base rate loans would be 0.00%. In addition, the Borrower is required to pay the lenders a commitment fee on the aggregate unused commitments of the lenders at a rate per annum which is based on the higher of the available credit ratings of the Company or the Borrower. Based on the current credit rating of the Company, the commitment fee would be equal to 0.125%.

The Credit Agreement contains customary restrictive covenants on the Company and its subsidiaries. Restrictive covenants in the Credit Agreement include prohibitions on creating, incurring or assuming liens; entering into merger arrangements; selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business; making a significant accounting policy change in certain situations; entering into transactions with affiliates; and incurring indebtedness through the subsidiaries (other than the Borrower). Many of these restrictions are subject, however, to certain minimum thresholds and exceptions. Financial covenants under the Credit Agreement include (i) the quarterly maintenance of a debt/EBITDA ratio, as defined in the Credit Agreement, of not greater than 3.25:1.00 and (ii) a coverage ratio (EBITDA, as defined in the Credit Agreement/interest payable for the four consecutive fiscal quarters ended before the date of determination) of not less than 4.00:1.00.

The Credit Agreement contains customary provisions regarding events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of a representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, cross-default to other debt and hedging agreements, governmental action prohibiting or restricting the Company or its subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations.

The lenders (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the Company and its subsidiaries and affiliates. These parties may have received, and may in the future receive, customary compensation for these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. The Credit Agreement will be so filed in order to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in this Current Report on Form 8-K, the Credit Agreement is not intended to be a source of factual, business or operational information about the parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion of the Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

    By:     /s/ Robert H. Rigsby
Robert H. Rigsby
Assistant Secretary and Managing
Director – Corporate Legal

Date: August 11, 2017